                                                                    EXHIBIT 15.1

INDEPENDENT ACCOUNTANTS' REPORT



Forstmann & Company, Inc.:

We have made a review of the accompanying condensed balance sheet of Forstmann
& Company, Inc. as of April 30, 1995 and the related condensed statements of operations for the thirteen weeks and the twenty-six weeks ended April 30, 1995 and May 1, 1994 and the statements of cash flow for the twenty-six weeks ended April 30, 1995 and May 1, 1994 and the statement of changes in shareholders' equity for the twenty-six weeks ended April 30, 1995 in accordance with standards established by the American Institute of Certified Public Accountants. These financial statements are the responsibility of the Company's management.

A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with generally accepted accounting principles.

As discussed in Note 6 to the financial statements, the Company amended its GECC Facility, Indenture to the Senior Secured Notes and CIT Equipment Facility effective as of April 30, 1995 to cure certain existing financial Covenant Violations of such debt agreements.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Forstmann & Company, Inc. as of October 30, 1994 and the related statements of operations, shareholders' equity, and cash flows for the fifty-two weeks then ended (not presented herein); and in our report dated December 8, 1994 (January 23, 1995 as to paragraph 2 of Note 7), we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of October 30, 1994 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP
June 16, 1995
Atlanta, Georgia